Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-141086

Prospectus Supplement
(to Prospectus dated November 2, 2007)

RANCHER ENERGY CORP.

This Prospectus Supplement supplements the Prospectus dated November 2, 2007 (the “Prospectus”) relating to the sale from time to time of up to 159,300,420 shares of our common stock by certain selling stockholders.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus.

Our common stock is listed on the OTC Bulletin Board under the symbol “RNCH.OB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 28, 2007.

The information set forth in the table below supersedes the information with respect to the below named selling stockholders in the table appearing under the heading “Selling Stockholders” in the Prospectus. Fort Mason Master, L.P. and Fort Mason Partners, L.P. are included below as a result of a transfer of warrants from Nite Capital, a previously and currently named selling stockholder. The information provided below concerning (1) Credit Suisse Client Nominees (UK) Limited, (2) Christopher Sheasby and (3) Mrs. J. Sheasby is provided to correct inadvertent errors in the number of shares of common stock concerning these selling stockholders.

The following table sets forth, as of the date of this Prospectus Supplement as to the selling stockholders listed below: (i) the name of each selling stockholder; (ii) the number of shares of common stock beneficially owned by each selling stockholder; (iii) the number of shares of common stock that may be offered by each selling stockholder; and (iv) the number and percentage of shares of common stock that will be beneficially owned by each selling stockholder following the offering to which this prospectus supplement relates. The information with respect to ownership after the offering assumes the sale of all of the shares of common stock offered and no purchases of additional shares.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. The selling stockholders may offer all or part of the shares covered by this prospectus supplement at any time or from time to time.

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Credit Suisse Client Nominees (UK) Limited[1]	10,919,171	10,919,171	0	0
Fort Mason Master, L.P.[2]	125,213	125,213	0	0
Fort Mason Partners, L.P.[3]	8,120	8,120	0	0
Nite Capital[4]	157,845	157,845	0	0
Sheasby, Christopher	19,120	19,120	0	0
Sheasby, Mrs. J.	10,000	10,000	0	0
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1 Credit Suisse Client Nominees (UK) Limited acts as custodian for RAB Special Situations (Master) Fund Limited. Philip Richards has voting power and investment control over shares of stock held by Credit Suisse Client Nominees (UK) Limited.
2 Fort Mason Master, L.P. holds a warrant to purchase shares of common stock. Fort Mason Capital, LLC serves as the general partner of each of Fort Mason Master, L.P. and Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to such shares following the exercise of the warrant. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.
3 Fort Mason Partners, L.P. holds a warrant to purchase shares of common stock. Fort Mason Capital, LLC serves as the general partner of each of Fort Mason Master, L.P. and Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to such shares following the exercise of the warrant. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.
4 Keith A. Goodman has voting power and investment control over shares of stock held by Nite Capital.